Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 12, 2016, relating to the financial statements of Deepwater Gateway, L.L.C., appearing in the Annual Report on Form 10-K of Helix Energy Solutions Group, Inc., for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas

October 26, 2016